      As filed with the Securities and Exchange Commission on June 15, 2000

                                                  Registration No. 333-
                                                                       ---------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                                -----------------


                                   ENRON CORP.
             (Exact name of registrant as specified in its charter)

              Oregon                                             47-0255140
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                -----------------

                     1400 Smith Street, Houston, Texas 77002
                          Telephone No. (713) 853-6161
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                                  Rex R. Rogers
                                   Enron Corp.
                               Vice President and
                            Associate General Counsel
                                1400 Smith Street
                              Houston, Texas 77002
                                 (713) 853-3069
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------

                                                             Proposed                   Proposed
                                      Amount                  maximum                    maximum                   Amount of
   Title of each class of             to be                offering price               aggregate                 registration
 securities to be registered      registered(1)             per share(2)            offering price(2)                 fee

 Common Stock,
     no par value                    616,778                   $72.32                  $44,605,385                 $11,776(3)
                                     shares
------------------------------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminable number of additional shares of Common Stock as may be issued from time to time as a result of adjustments for certain stock dividends and stock splits.

(2) Estimated solely for the purposes of calculating the registration fee (based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange composite transaction reporting system on June 8, 2000).

(3)      Paid herewith.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

 ******************************************************************************
 * The information contained in this prospectus is not complete and may be    *
 * changed. We may not sell these securities until the registration statement *
 * filed with the Securities and Exchange Commission is effective. This       *
 * prospectus is not an offer to sell these securities and it is not          *
 * soliciting an offer to buy these securities in any state where the offer   *
 * or sale is not permitted.                                                  *
 ******************************************************************************

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JUNE 15, 2000



                                  [ENRON LOGO]



                                 616,778 SHARES

                                  COMMON STOCK

                                   ENRON CORP.
                                1400 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 853-6161

                                  -------------



         Some selling shareholders are offering and selling shares of Enron common stock pursuant to this prospectus. We will not receive any of the proceeds of sales by the selling shareholders. Our common stock is listed on the New York, Chicago and Pacific Stock Exchanges where it trades under the symbol ENE. On June 14, 2000, the last reported sales price of the common stock on the New York Stock Exchange was $72.00 per share. The selling shareholders may sell their shares from time to time through or to brokers or dealers, or directly to investors, at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices, or at negotiated prices. In connection with any sales, distributors' or sellers' commissions may be paid or allowed. We have agreed to pay the registration expenses related to the sale of shares by the selling shareholders. All other expenses relating to the sale of the shares by the selling shareholders will be paid by the selling shareholders. We have agreed to indemnify the selling shareholders against certain liabilities relating to the resale of the shares under the Securities Act of 1933.


                                  -------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                  -------------


                 The date of this Prospectus is _________, 2000.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Where You Can Find More Information.............................................................................  2
Cautionary Statements Regarding Forward-Looking Statements......................................................  3
Business of Enron...............................................................................................  4
Selling Shareholders............................................................................................  6
Description of Enron Corp. Capital Stock........................................................................  9
Plan of Distribution............................................................................................ 17
Validity of Common Stock........................................................................................ 17
Experts......................................................................................................... 17

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Reports, proxy statements and other information concerning Enron can also be inspected and copies at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94014.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the securities.

         o        Annual Report on Form 10-K for the fiscal year ended December
                  31, 1999;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         o        Current Report on Form 8-K filed May 19, 2000; and

         o The description of Enron's capital stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Secretary Division, Enron Corp.
         1400 Smith Street
         Houston, Texas 77002
         (713) 853-6161

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in or incorporated by reference, including, but not limited to, statements regarding our future financial position, business strategy, budgets, reserve estimates, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in the forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

         o        political developments in foreign countries,

         o the ability to penetrate new retail natural gas and electricity markets (including energy outsourcing markets) in the United States and in foreign jurisdictions,

         o        the ability to penetrate the broadband services market,

         o the timing and extent of deregulation of energy markets in the United States and in foreign jurisdictions,

         o other regulatory developments in the United States and in foreign countries, including tax legislation and regulations,

         o the extent of efforts by governments to privatize natural gas and electric utilities and other industries,

         o the timing and extent of changes in commodity prices for crude oil, natural gas, electricity, foreign currencies and interest rates,

         o the extent of success in acquiring oil and gas properties and discovering, developing, producing and marketing reserves,

         o the timing and success of efforts to develop international power, pipeline and other infrastructure projects,

         o the ability of counterparties to financial risk management instruments and other contracts with us to meet their financial commitments to us,

         o        the effectiveness of our risk management activities, and

         o our ability to access the capital markets and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and our ability to maintain or increase the credit ratings for our unsecured senior long-term debt obligations.

         We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

                                BUSINESS OF ENRON

         Headquartered in Houston, Texas, Enron Corp. provides products and services related to natural gas, electricity and communications to wholesale and retail customers. Our operations are conducted through our subsidiaries and affiliates, which are principally engaged in:

         o the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

         o the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

         o the delivery and management of energy commodities and capabilities to end-use retail customers in the industrial and commercial business sectors;

         o        the delivery of high bandwidth communication applications;

         o the transportation of natural gas through pipelines to markets throughout the United States; and

         o the generation and transmission of electricity to markets in the northwestern United States.

WHOLESALE ENERGY OPERATIONS AND SERVICES

         Our wholesale energy operations and services businesses operate worldwide in developed and deregulated markets such as North America and Europe, as well as developing or newly deregulating markets, including South America, India and Japan. We build our wholesale businesses through the creation of networks involving asset ownership, contractual access to third-party assets and market-making activities. Wholesale energy operations and services can be categorized into two business lines: (a) Commodity Sales and Services and (b) Assets and Investments.

         Commodity Sales and Services. We provide reliable commodity delivery and predictable pricing to our customers through forward contracts. This market-making activity includes the purchase, sale, marketing and delivery of natural gas, electricity, liquids and other commodities, as well as the management of our own portfolio of contracts. Our market-making activity is facilitated through a network of capabilities including asset ownership. Accordingly, certain assets involved in the delivery of these services are included in this business (such as intrastate natural gas pipelines, power plants and gas storage facilities).

         Assets and Investments. We make investments in various energy-related assets as a part of our network strategy either by purchasing the asset from a third party or developing and constructing the asset. Additionally, we invest in debt and equity securities of energy and certain communications-related businesses.

RETAIL ENERGY SERVICES

        Enron Energy Services provides energy expertise and capabilities to end-use retail customers in the industrial and commercial business sectors to manage their energy requirements and reduce their total energy costs. Enron Energy Services sells or manages the delivery of natural gas, electricity, liquids and other commodities to industrial and commercial customers located throughout the United States and the United Kingdom. Enron Energy Services also provides outsourcing solutions to customers for full energy management. This integrated product includes the management of commodity delivery, energy information and energy assets, and price risk management activities.

BROADBAND SERVICES

         Enron's broadband services business provides customers with a single source for broadband services. In implementing our network strategy, we are constructing the Enron Intelligent Network(TM) ("EIN"), a nationwide fiber optic network that consists of both fiber deployed by Enron and acquired capacity on networks not owned by Enron. The EIN, managed by our Broadband Operating System software, provides a bandwidth-on-demand platform allowing the delivery of high-bandwidth media rich content such as video streaming, high capacity data transport and video conferencing. In addition, we are extending our market-making and risk management intermediation business to help customers manage unexpected fluctuation in the price, supply and demand of bandwidth. We also make investments in companies with related technologies and with potential for capital appreciation.

TRANSPORTATION AND DISTRIBUTION

        Our transportation and distribution business is comprised of our North American interstate natural gas transportation systems and our electricity transmission and distribution operations in Oregon.

        Interstate Transmission of Natural Gas. Included in our domestic interstate natural gas pipeline operations are Northern Natural Gas Company, Transwestern Pipeline Company and Florida Gas Transmission Company (indirectly 50% owned by our company). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area. Northern serves the upper Midwest, Transwestern serves principally the California market and pipeline interconnects on the east end of the Transwestern system, and Florida Gas serves the State of Florida. In addition, we hold an interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. One of our subsidiaries operates the Northern Border Pipeline system, which transports gas from Western Canada to delivery points in the midwestern United States.

        Electricity Transmission and Distribution Operations. We conduct our electric utility operations through our wholly-owned subsidiary, Portland General Electric Company. Portland General is engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. Portland General also sells energy to wholesale customers throughout the western United States. Portland General's Oregon service area is approximately 3,170 square miles. At March 31, 2000, Portland General served approximately 724,000 customers. On November 8, 1999, we announced that we have entered into an agreement to sell Portland General to Sierra Pacific Resources for $2.1 billion, comprised of $2.02 billion in cash and the assumption of our approximately $80 million Portland General merger payment obligation. Sierra Pacific Resources will also assume $1 billion in Portland General debt and preferred stock. The proposed transaction, which is subject to customary regulatory approvals, is expected to close in late 2000.

                              SELLING SHAREHOLDERS

         The following table sets forth the name of each selling shareholder, the number of shares of Common Stock beneficially owned by each selling shareholder, and the number of shares offered by each selling shareholder.

                                          Number of Shares     Number of Shares
Selling Shareholder                      Beneficially Owned        Offered
-------------------                      ------------------   ------------------
Sextant Broadband III, LLC                          181,869              181,869

New Enterprise Associates VII, LP                   165,152              165,152

Teleport Communications Group, Inc.                  70,267               70,267

3Com Ventures, Inc.                                  48,339               48,339

Ronald A. Unkefer                                    39,071               39,071

Michael Golden and Carol Golden                      23,181               23,181

Broadband Investors, LLC                             16,707               16,707

Silicon Valley Equity Fund, LP                       14,650               14,650

Sextant Broadband Investors II, LLC                  12,629               12,629

Credit Suisse First Boston Corporation               10,103               10,103

Comdisco, Inc.                                        3,710                3,710

Sextant Group, Inc.                                   3,074                3,074

Milton E. and Hope K. Righetti                        2,580                2,580

Peter B. Akers                                        1,917                1,917

Scott Smith                                           1,475                1,475

Brown Family Trust UTD 4/27/93                        1,443                1,443
David A. Brown, Trustee

GEA Fund, L.P.                                        1,428                1,428

DuWayne J. Peterson, Jr                               1,391                1,391

Archibald Cox, Jr                                     1,222                1,222

C-F David Boit                                        1,216                1,216

Kenneth A. Schulman                                   1,216                1,216

Marc Hannah                                           1,204                1,204

Gregg F. Vignos                                       1,159                1,159

                                                     Number of Shares     Number of Shares
Selling Shareholder                                 Beneficially Owned        Offered
-------------------                                 ------------------   ------------------
James J. and Diana E. Jennings Family Trust
UTD 5/28/98                                                      1,152                1,152
James J. Jennings and Diana E. Jennings, Trustees

Gary A. Wetsel                                                     867                  867

Altamont Land Associates                                           836                  836

Mil Ovan                                                           830                  830

Allen Ferris and Christine Ferris                                  738                  738

Nicholas L. Bates                                                  627                  627

JQR Development Group, LP                                          612                  612

Richard J. Scherer                                                 444                  444

Righetti Law Firm Profit Sharing Plan                              443                  443

William Hollifield                                                 418                  418

NEA Presidents Fund, LP                                            418                  418

Richard E. Cobb                                                    387                  387

Milton E. Righetti                                                 369                  369

Arno Penzias                                                       369                  369

Richard C. David Trust UDT 4-14-94                                 253                  253

William A. Rundquist                                               202                  202

Breaux Castleman                                                   126                  126

Allison Leopold Tilley                                             101                  101

Todd Chu and Wendy Huang                                            89                   89

Richard Endean                                                      71                   71

NEA Ventures 1997, LP                                               42                   42

Patrick Corman                                                      34                   34

Jeffrey Stearns                                                     33                   33

Tirado Strayer Trust d/t/d 6-30-94                                  30                   30

John C. Commons                                                     28                   28

Janet M. Collins                                                    23                   23

John R. Bratanov                                                    22                   22

                                                   Number of Shares     Number of Shares
Selling Shareholder                               Beneficially Owned        Offered
-------------------                               ------------------   ------------------
Nancy V. Commons                                                  19                   19

Keith E. Winter and Shera J. Mikelson
Revocable Trust UTD 4-8-94                                        19                   19
Keith E. Winter and Shera J. Mikelson, Trustees

Harvey Wasserman                                                  17                   17

Steve Paroli                                                      16                   16

Robert L. York and Sandy M. Cuskaden                              14                   14

Lauree Otero                                                      14                   14

Ricardo Auerke                                                    12                   12

Toni G. Buchner                                                    9                    9

Karla J. Anderson                                                  7                    7

Unnamed selling shareholders or any
future transferees, pledges, donees or
successors of or from any such unnamed
shareholder.(1)                                                2,084                2,084

TOTAL Comprises the total number of
shares of Enron common stock acquired
by shareholders of WarpSpeed in connection
with Enron's acquisition of WarpSpeed                        616,778              616,778

---------------------

(1) No such shareholder may offer common stock pursuant to the registration statement of which this prospectus forms a part until such shareholder is included as a selling shareholder in a supplement to this prospectus. Additional selling shareholders who may be named in a supplement to this prospectus shall be limited to former shareholders of WarpSpeed (or owners of certain entities described below, which were shareholders of WarpSpeed) who acquired Enron common stock in connection with Enron's acquisition of WarpSpeed.

         The shares of common stock being offered are owned by the selling shareholders, who acquired them from Enron pursuant to Enron's acquisition of capital stock and warrants in WarpSpeed Communications ("WarpSpeed"), in a transaction exempt from the registration requirements of the Securities Act. Only selling shareholders identified above who beneficially own the common stock set forth opposite each such selling shareholder's name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such common stock pursuant to the registration statement. Enron may from time to time include in supplements to this prospectus additional selling shareholders and, with respect to the selling shareholders named above that are limited partnerships or limited liability companies, the limited partners or members thereof upon dissolution of such partnership or limited liability company or distribution of the Enron shares to such limited partners or members as a dividend or other payment.

                    DESCRIPTION OF ENRON CORP. CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         At May 1, 2000, the authorized capital stock of Enron was 1,216,500,000 shares, consisting of:

         (a)      16,500,000 shares of Preferred Stock, no par value, of which:

                  o 1,276,809 shares of Cumulative Second Preferred Convertible Stock were outstanding;

                  o 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and held by an Enron subsidiary;

                  o 250,000 shares of Mandatorily Convertible Junior Preferred Stock, Series B, were issued and outstanding;

                  o 204,800 shares of Mandatorily Convertible Single Reset Preferred Stock, Series A, were issued and held by an Enron subsidiary; and

                  o 83,000 shares of Mandatorily Convertible Single Reset Preferred Stock, Series B, were issued and held by an Enron subsidiary.

         (b) 1,200,000,000 shares of common stock, no par value, of which 732,044,320 shares were outstanding.

         The following descriptions of certain of the provisions of the Amended and Restated Articles of Incorporation of Enron (the "Enron Charter") and the Bylaws of Enron ("Enron Bylaws") are summaries and do not purport to be complete, and are qualified in their entirety by reference to the Enron Charter and the Enron Bylaws filed as exhibits to this Registration Statement.

COMMON STOCK

         Enron is authorized to issue up to 1,200,000,000 shares of Enron Common Stock. The holders of Enron Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron Common Stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron Preferred Stock that may be outstanding. The holders of Enron Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron Common Stock may become subject to those of holders of Enron Preferred Stock, including any series of Enron Preferred Stock issued in the future.

PREFERRED STOCK

         The following is a general description of the terms of our preferred stock. The preferred stock shall rank in preference to the common stock as to payment of dividends and as to distribution of assets of Enron upon the liquidation, dissolution or winding up of Enron. Upon issuance against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable.

         Enron is authorized to issue up to 16,500,000 shares of preferred stock. An aggregate of 1,370,000 shares of Enron preferred stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred Stock"), an aggregate of 35.568509 shares of Enron preferred stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock"), an aggregate of 250,000 shares of Enron preferred stock are designated the Mandatorily Convertible Junior Preferred Stock, Series B ("Enron Mandatorily Convertible Junior Preferred Stock"), an aggregate of 204,800 shares of Enron preferred stock are designated the Mandatorily Convertible Single Reset Preferred Stock, Series A ("Enron Mandatorily Convertible Preferred Stock, Series A") and 83,000 shares of Enron preferred stock are designated the Mandatorily Convertible Single Reset Preferred Stock, Series B ("Enron Mandatorily Convertible Preferred Stock, Series B" and together with the Enron Mandatorily Convertible Preferred Stock, Series A, the "Enron Mandatorily Convertible Preferred Stock").

         In addition to the Enron Convertible Preferred Stock, the Enron 9.142% Preferred Stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock, the Enron Board of Directors has authority, without shareholder approval (except to the extent that holders of any series of Enron preferred stock are entitled by their terms to class voting rights), to issue shares of Enron preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.

ENRON CONVERTIBLE PREFERRED STOCK

         We have summarized below the terms of the Enron Convertible Preferred Stock. The summary is not complete. The form of series designation for the Enron Convertible Preferred Stock has been filed as an exhibit to this registration statement, and you should read the form for any terms that may be important to you.

         The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible (currently 27.304 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock, and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.

         The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of distribution or payment. Each share of Enron Convertible Preferred Stock is convertible initially into 27.304 shares of Enron common stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).

         Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron common stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares);

         (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

                  o an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or that would reduce the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled,

                  o the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock,

                  o the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

                  o the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

         (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

                  o the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible Preferred Stock and other Preferred Stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or

                  o the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

         In addition, if dividend payments on the Enron Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock shall have certain voting rights (together with any parity stock similarly affected) to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

9.142% PREFERRED STOCK

         We have summarized the terms of the Enron 9.142% Preferred Stock below. The summary is not complete. The form of series designation for the Enron 9.142% Preferred Stock has been filed as an exhibit to this registration statement, and you should read the form for any terms that may be important to you.

         The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.

         The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to the Enron common stock, the Enron Mandatorily Convertible Junior Preferred Stock and the Enron Mandatorily Convertible Preferred Stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.

         The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

         The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

         (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

                  o an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or reduces the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled,

                  o the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock,

                  o the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

                  o the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

         (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

                  o the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or

                  o the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

         In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock shall have certain voting rights (together with any other parity stock similarly affected) to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

ENRON MANDATORILY CONVERTIBLE JUNIOR PREFERRED STOCK

         We have summarized of the terms of the Enron Mandatorily Convertible Junior Preferred Stock below. The summary is not complete. The form of the statement of resolutions establishing the Enron Mandatorily Convertible Junior Preferred Stock has been filed as an exhibit to this registration statement, and you should read the form for any terms that may be important to you.

         The annual rate of dividends payable on shares of the Enron Mandatorily Convertible Junior Preferred Stock is 6.5%. The amount payable on shares of the Enron Mandatorily Convertible Junior Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $4,000 per share, together with accrued dividends. The dividend and liquidation rights of the Enron Mandatorily Convertible Junior Preferred Stock are superior to the dividend and liquidation rights of the Enron Common Stock, but rank junior to the dividend and liquidation rights of all other outstanding series of Enron preferred stock. The Enron Mandatorily Convertible Junior Preferred Stock is not redeemable at the option of Enron. Each share of Enron Mandatorily Convertible Junior Preferred Stock is convertible initially into 200 shares of Enron common stock (which conversion rate is subject to certain adjustments).

         The holders of Enron Mandatorily Convertible Junior Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of the Enron Mandatorily Convertible Junior Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

         o an amendment to the Enron Charter that would adversely affect the voting powers, rights or preferences of the holders of the Enron Mandatorily Convertible Junior Preferred Stock,

         o the sale, lease or conveyance by Enron of all or substantially all of its assets,

         o the authorization, creation, issuance or increase in the authorized amount of securities ranking on a parity with the Enron Mandatorily Convertible Junior Preferred Stock, or

         o the merger or consolidation of Enron with or into any other corporation, unless each holder of Enron Mandatorily Convertible Junior Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with substantially the same rights and preferences, of the surviving corporation.

In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Mandatorily Convertible Junior Preferred Stock (together with the holders of any parity stock similarly affected) will have the right to elect two directors to Enron's Board of Directors until all dividends in arrears have been paid or funds sufficient therefor deposited in trust. If we fail to pay dividends when due on this preferred stock, the terms of this preferred stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

ENRON MANDATORILY CONVERTIBLE PREFERRED STOCK

         We have summarized the terms of the Enron Mandatorily Convertible Preferred Stock, Series A and Series B, below. The summary is not complete. The terms of the Series A and the Series B are generally the same except as discussed below. The forms of the statement of resolutions establishing both series of the Enron Mandatorily Convertible Preferred Stock have been filed as exhibits to this registration statement, and you should read the forms for any terms that may be important to you.

         The shares of each of the two series of the Enron Mandatorily Convertible Preferred Stock were deposited under deposit agreements, and the related depositary shares were then deposited into trusts of which we are the beneficial owner. The depositary shares are to be sold by the trusts only if a default occurs under certain of our debt obligations or under certain debt obligations that were incurred in connection with our investment in Wessex Water Plc and Elektro-Electricidade e Servicos S.A. (the "Obligations") or our credit ratings fall below investment grade and, in the case of Series A, our common stock price falls below $18.92, subject to certain adjustments. The date that the depositary shares are sold by the trust, or under certain circumstances the date the depositary shares were to have been sold but were unable to be sold, is the Rate Reset Date, and the market price of Enron common stock on the day of such sale is priced is the Reset Price, subject to certain adjustments. If the Obligations, which generally mature on or before December 2001, are timely repaid in full, we expect the Enron Mandatorily Convertible Preferred Stock will be retired and canceled.

         No dividends are payable on the Enron Mandatorily Convertible Preferred Stock prior to the applicable Rate Reset Date. After a Rate Reset Date, the annual rate of dividends payable is $350 per share plus an amount which is intended to approximate the dividend yield on the Enron common stock as of the Rate Reset Date. Such dividends are payable quarterly and are cumulative. The amount payable on shares of Enron Mandatorily Convertible Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are superior to the dividend and liquidation rights of the Enron common stock and the Enron Mandatorily Convertible Junior Preferred Stock, but rank junior to the dividend and liquidation rights of the Enron Convertible Preferred Stock and Enron 9.142% Preferred Stock.

         The Enron Mandatorily Convertible Preferred Stock is not redeemable after the Rate Reset Date. The Enron Mandatorily Convertible Preferred Stock will be converted into Enron common stock on the third anniversary of the Rate Reset Date. The number of shares issuable per share of Enron Mandatorily Convertible Preferred Stock on conversion will equal the liquidation preference ($5,000) divided by the conversion price. The conversion price will be between 100% to 110% of the applicable Reset Price (subject to certain adjustments) depending on the market price of Enron common stock at the time of conversion. After the Rate Reset Date and prior to the third anniversary of the Rate Reset Date, the holders of the Enron Mandatorily Convertible Preferred Stock will be entitled to convert such shares into Enron common stock based on a conversion price of 110% of the Reset Price (subject to certain adjustments).

         The holders of each series of Enron Mandatorily Convertible Preferred Stock generally have no voting rights, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of each series to effect:

         o an amendment to the Enron Charter that would adversely affect the powers, rights or preferences of the holders of such series of Enron Mandatorily Convertible Preferred Stock,

         o the authorization or issuance of capital stock ranking senior to the Enron Mandatorily Convertible Preferred Stock, or

         o the merger or statutory exchange in which holders of the Enron Mandatorily Convertible Preferred Stock do not receive a similar preferred stock in the surviving entity, subject to certain exceptions.

         If the Obligations are not paid when due, the holders of each series of Enron Mandatorily Convertible Preferred Stock will have the right to elect two directors to Enron's Board of Directors until such debt is paid or certain other events occur. In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Mandatorily Convertible Preferred Stock (together with the holders of any parity stock similarly affected) will have the right to elect two directors to Enron's Board of Directors until all dividends in arrears have been paid. If we fail to pay dividends when due on Enron Mandatorily Convertible Preferred Stock, the terms of the Enron Mandatorily Convertible Preferred Stock will prohibit us from paying dividends on junior stock, including Enron common stock, and prohibit us and our subsidiaries from acquiring junior stock, including Enron common stock, subject to certain exceptions.

CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS

         Fair Price Provision. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10% of Enron's voting stock) be approved by the holders of at least 80% of Enron's voting stock, unless (a) the transaction is approved by at least 80% of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.

         "Business Transaction" means (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. "Continuing Director" means a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80% of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).

         Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given timely notice in writing of the business to be brought before an annual meeting of shareholders to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.

         The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron, and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and
(b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW

         Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

         Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares from time to time through or to brokers or dealers, or directly to investors, (a) at a fixed price or prices, which may be changed from time to time, (b) at market prices prevailing at the time of such sale, (c) at prices related to such market prices, or (d) at negotiated prices. In connection with any sales, distributors' or sellers' commissions may be paid or allowed.

         Brokers or dealers may act as agents for the selling shareholders, or may purchase shares from the selling shareholders as principal and thereafter resell those shares from time to time in or through transactions or distributions (which may involve crosses and block transactions) on the New York Stock Exchange, the London Stock Exchange or other United States or foreign stock exchanges where trading privileges are available, in the over-the-counter market, in private transactions or in some combination of the foregoing.

         We have agreed to pay the registration expenses related to the sale of shares by the selling shareholders. All other expenses relating to the sale of the shares by the selling shareholders will be paid by the selling shareholders. We have agreed to indemnify the selling shareholders against certain liabilities relating to the resale of the shares under the Securities Act of 1933.

         Dealers and agents that participate in the distribution of the common stock may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

         The selling shareholders may enter agreements with dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the dealers or agents may be required to make.

                            VALIDITY OF COMMON STOCK

         The validity of the offered shares of common stock hereby will be passed upon for us by James V. Derrick, Jr., Esq., Executive Vice President and General Counsel of Enron. Mr. Derrick owns less than 1% of the outstanding shares of Common Stock of Enron.

                                     EXPERTS

         The consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                 616,778 SHARES




                                  [ENRON LOGO]




                                  COMMON STOCK




                            -----------------------
                                   PROSPECTUS
                            -----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

         Filing Fee for Registration Statement ................   $11,776
         Legal Fees and Expenses ..............................     5,000
         Accounting Fees and Expenses .........................     4,000
         Printing Expenses ....................................     4,000
         Transfer Agent's Fees and Expenses ...................     5,000
         Blue Sky Fees and Expenses ...........................     4,000
         Miscellaneous ........................................     1,224
                                                                  -------
         Total ................................................   $35,000
                                                                  =======

----------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The Oregon Business Corporation Act generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16. EXHIBITS.

         *3.01 - Amended and Restated Articles of Incorporation of Enron (Annex E to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 - File No. 333-13791).

         *3.02 - Articles of Merger of Enron Oregon Corp., an Oregon corporation, and Enron Corp., a Delaware corporation (Exhibit 3.02 to Post-Effective Amendment No. 1 to Enron's Registration Statement on Form S-3 - File No. 33-60417).

         *3.03 - Articles of Merger of Enron Corp., an Oregon corporation, and Portland General Corporation, an Oregon corporation (Exhibit 3.03 to Post-Effective Amendment No. 1 to Enron's Registration Statement on Form S-3 - File No. 33-60417).

         *3.04 - Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment No. 1 to Enron's Registration Statement on Form S-3 - File No. 33-60417).

         *3.05 - Articles of Amendment of Enron: Form of Series Designation for the Enron Convertible Preferred Stock (Annex F to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 - File No. 333-13791).

         *3.06 - Articles of Amendment of Enron: Form of Series Designation for the Enron 9.142% Preferred Stock (Annex G to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 - File No. 333-13791).

         *3.07 - Articles of Amendment of Enron: Form of Series Designation for the Enron Series A Junior Voting Convertible Preferred Stock (Exhibit 3.07 to Enron's Registration Statement on Form S-3 - File No. 333-44133)

         *3.08 - Articles of Amendment of Enron: Statement of Resolutions Establishing A Series of Preferred Stock of Enron Corp. - Mandatorily Convertible Single Reset Preferred Stock, Series A (Exhibit 4.01 to Enron's Form 8-K filed on January 26, 1999).

         *3.09 - Articles of Amendment of Enron: Statement of Resolutions Establishing A Series of Preferred Stock of Enron Corp. - Mandatorily Convertible Single Reset Preferred Stock, Series B (Exhibit 4.02 to Enron's Form 8-K filed on January 26, 1999).

         *3.10 - Articles of Amendment of Enron amending Article IV of the Articles of Incorporation (Exhibit 3.10 to Enron's Registration Statement on Form S-3 - File No. 333-70465).

         *3.11 - Articles of Amendment of Enron: Statement of Resolutions Establishing A Series of Preferred Stock of Enron Corp. - Mandatorily Convertible Junior Preferred Stock, Series B (Exhibit 3.11 to Enron's Registration Statement on Form S-3 - File No. 333-70465).

         5 Opinion of James V. Derrick, Jr., Esq., Executive Vice President and General Counsel of Enron, as to the validity of the Common Stock.

         23.01 -           Consent of Arthur Andersen LLP.

         23.02 - The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.

         24 -              Powers of Attorney of certain directors of Enron
                           Corp.

---------------

         *Incorporated by reference as indicated.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Enron pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and State of Texas, on the 14th day of June, 2000.

                                       ENRON CORP.
                                       (Registrant)


                                       By: /s/ RICHARD A. CAUSEY
                                          --------------------------------------
                                          (Richard A. Causey)
                                          Executive Vice President and
                                          Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron indicated and on the 14th day of June, 2000.

         Signature                                   Title
         ---------                                   -----

     /s/ KENNETH L. LAY                     Chairman of the Board, Chief Executive
---------------------------                 Officer and Director (Principal Executive
         (Kenneth L. Lay)                   Officer)


     /s/ RICHARD A. CAUSEY                  Executive Vice President and Chief
---------------------------                 Accounting Officer
         (Richard A. Causey)                (Principal Accounting Officer)


     /s/ ANDREW S. FASTOW                   Executive Vice President and
---------------------------                 Chief Financial Officer
         (Andrew S. Fastow)                 (Principal Financial Officer)


       ROBERT A. BELFER*                    Director
-----------------------------
      (Robert A. Belfer)


       NORMAN P. BLAKE, JR.*                Director
------------------------------
      (Norman P. Blake, Jr.)


       RONNIE C. CHAN*                      Director
-------------------------------
      (Ronnie C. Chan)


       JOHN H. DUNCAN*                      Director
-----------------------------
      (John H. Duncan)

         Signature                          Title
         ---------                          -----

       WENDY L. GRAMM*                      Director
-----------------------------
       (Wendy L. Gramm)


       KEN L. HARRISON*                     Director
-----------------------------
      (Ken L. Harrison)


       ROBERT K. JAEDICKE*                  Director
-----------------------------
      (Robert K. Jaedicke)


       CHARLES A. LeMAISTRE*                Director
-----------------------------
     (Charles A. LeMaistre)


    REBECCA MARK-JUSBASCHE*                 Director
-----------------------------
   (Rebecca Mark-Jusbasche)


       JOHN MENDELSOHN*                     Director
-----------------------------
      (John Mendelsohn)


    PAULO V. FARRAZ PEREIRA*                Director
-----------------------------
  (Paulo V. Farraz Pereira)


       FRANK SAVAGE*                        Director
-----------------------------
      (Frank Savage)


    JEFFREY K. SKILLING*                    Director and President and
-----------------------------               Chief Operating Officer
   (Jeffrey K. Skilling)


       JOHN A. URQUHART*                    Director
-----------------------------
      (John A. Urquhart)


       JOHN WAKEHAM*                        Director
-----------------------------
      (John Wakeham)


    HERBERT S. WINOKUR, JR.*                Director
-----------------------------
  (Herbert S. Winokur, Jr.)


*By: /s/ REBECCA C. CARTER
    -------------------------
        (Rebecca C. Carter)
(Attorney-in-fact for persons indicated)

                                INDEX TO EXHIBITS

Exhibit Number                      Description
--------------                      -----------
       *3.01  -            Amended and Restated Articles of Incorporation of
                           Enron (Annex E to the Proxy Statement/Prospectus
                           included in Enron's Registration Statement on Form
                           S-4 - File No. 333-13791).

       *3.02  -            Articles of Merger of Enron Oregon Corp., an Oregon
                           corporation, and Enron Corp., a Delaware corporation
                           (Exhibit 3.02 to Post-Effective Amendment No. 1 to
                           Enron's Registration Statement on Form S-3 - File No.
                           33-60417).

       *3.03  -            Articles of Merger of Enron Corp., an Oregon
                           corporation, and Portland General Corporation, an
                           Oregon corporation (Exhibit 3.03 to Post-Effective
                           Amendment No. 1 to Enron's Registration Statement on
                           Form S-3 - File No. 33-60417).

       *3.04  -            Bylaws of Enron (Exhibit 3.04 to Post-Effective
                           Amendment No. 1 to Enron's Registration Statement on
                           Form S-3 - File No. 33-60417).

       *3.05  -            Articles of Amendment of Enron: Form of Series
                           Designation for the Enron Convertible Preferred Stock
                           (Annex F to the Proxy Statement/Prospectus included
                           in Enron's Registration Statement on Form S-4 - File
                           No. 333-13791).

       *3.06  -            Articles of Amendment of Enron: Form of Series
                           Designation for the Enron 9.142% Preferred Stock
                           (Annex G to the Proxy Statement/Prospectus included
                           in Enron's Registration Statement on Form S-4 - File
                           No. 333-13791).

       *3.07  -            Articles of Amendment of Enron: Form of Series
                           Designation for the Enron Series A Junior Voting
                           Convertible Preferred Stock (Exhibit 3.07 to Enron's
                           Registration Statement on Form S-3 - File No.
                           333-44133)

       *3.08  -            Articles of Amendment of Enron: Statement of
                           Resolutions Establishing A Series of Preferred Stock
                           of Enron Corp. - Mandatorily Convertible Single Reset
                           Preferred Stock, Series A (Exhibit 4.01 to Enron's
                           Form 8-K filed on January 26, 1999).

       *3.09  -            Statement of Resolutions Establishing A Series of
                           Preferred Stock of Enron Corp. - Mandatorily
                           Convertible Single Reset Preferred Stock, Series B
                           (Exhibit 4.02 to Enron's Form 8-K filed on January
                           26, 1999).

       *3.10  -            Articles of Amendment of Enron amending Article IV of
                           the Articles of Incorporation (Exhibit 3.10 to
                           Enron's Registration Statement on Form S-3 - File No.
                           333-70465).

       *3.11  -            Articles of Amendment of Enron: Statement of
                           Resolutions Establishing A Series of Preferred Stock
                           of Enron Corp. - Mandatorily Convertible Junior
                           Preferred Stock, Series B (Exhibit 3.11 to Enron's
                           Registration Statement on Form S-3 - File No.
                           333-70465).

        5     -            Opinion of James V. Derrick, Jr., Esq., Executive
                           Vice President and General Counsel of Enron, as to
                           the validity of the Common Stock.

       23.01  -            Consent of Arthur Andersen LLP.

       23.02  -            The consent of James V. Derrick, Jr., Esq., is
                           contained in his opinion filed as Exhibit 5 hereto.

       24     -            Powers of Attorney of certain directors of Enron
                           Corp.

----------------
 *Incorporated by reference.